MICHIGAN DEPARTMENT OF CONSUMER & INDUSTRY SERVICES BUREAU OF COMMERCIAL SERVICES
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CERTIFICATE OF AMENDMENT TO THE ARTICLES OF ORGANIZATION For use by Limited Liability Companies (Please read information and instructions on reverse side)
Pursuant to the provisions of Act 23, Public Acts of 1993, the undersigned limited liability company executes the following Certificate of Amendment:
1. The present name of the limited liability company is:
DaimlerChrysler Financial Services Americas LLC 2, The identification number assigned by the Bureau is: B1654L
3. The date of filing of its original Articles of Organization was: 3-18-2005
4. Article I of the Articles of Organization is hereby amended to read as follows:
The name of the limited liability company is Chrysler Financial Services Americas, LLC
5. The amendment was approved by a majority in interest if an operating agreement authorizes amendment of the articles of organization by majority vote.
The amendment was approved by unanimous vote of all of the members entitled to vote.
This Certificate is hereby signed as required by Section 103 of the Act.
6th day of October 2008
Signed this day of
By
/ (Signature of Member, Manager, of authorized agent)
I
Thomas F. Gilman, Manager
(Type or Print Name and capacity) M1049 — 10/31/03 C T System Online